Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8: Nos. 33-34386, 33-15706, 33-54094, 33-53325, 333-02239, 333-32255,
33-35357, 333-37339, 333-36889, 333-45099: Form S-3: Nos 33-2232, 333-06319) of
Wachovia Corporation of our report dated January 20, 1998, relating to the consolidated balance sheet of Central Fidelity National bank and subsidiaries as December 31, 1997, and the related consolidated statements of income, cash flows and changes in shareholder's equity for the year then ended, and of our report dated January 15, 1997, relating to the consolidated balance sheet of Central Fidelity Banks, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flows and changes in shareholder's equity for each of the year in the three-year period ended December 31, 1996, which reports appear in the December 31, 1997 annual report on Form 10-K of Wachovia Corporation.



/s/ KPMG peat Marwick LLP

Richmond, Virginia
March 27, 1998